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                                                                      EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT




Willbros Employees' Benefits Committee
Willbros Employees' 401(k) Investment Plan:


We consent to the incorporation by reference in the registration statements Nos. 333-18421, 333-21399, 333-53748, and 333-74290 on Form S-8 of Willbros Group,
Inc of our report dated June 27, 2003 related to the statements of net assets available for plan benefits of the Willbros Employees' 401(k) Investment Plan as of December 31, 2002 and 2001 and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule G, part III -- schedule of nonexempt transactions for the year ended December 31, 2002 and schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the Willbros Employees' 401(k) Investment Plan.






Houston, Texas
June 30, 2003